Agreement made this 8th day of December, 1992, by and between Eco Soil Systems, Inc., a Nebraska Corporation whose address is 10890 Thornmint Road, Suite 200, San Diego, California, 92127 (hereinafter referred to as Eco Soil Systems) and the Wilbur Ellis Company whose western region United States headquarters are located at 320 California Street, San Francisco, California, 94104 (hereinafter referred to as Wilbur Ellis western region).

         Whereas Eco Soil Systems has developed a soil remediation/microbial inoculation service and related organic granular and liquid nutrient program for golf courses;

         Whereas Wilbur Ellis western region is a company engaged in the distribution of fertilizers, seed, chemicals and related products to golf courses; and

         Whereas Eco Soil Systems is interested in distributing its soil remediation/microbial inoculation and fertilizer programs through Wilbur Ellis in the western region, and Wilbur Ellis western region is interested in obtaining the rights to sell Eco Soil Systems' products and services; IT IS THEREFORE AGREED AS FOLLOWS:

         1. TERM. The term of this Agreement is from the date above through December 31, 1993. This Agreement is renewable annually thereafter, provided that both parties agree on minimum purchases by Wilbur Ellis western region in future terms.

         2. GENERAL NATURE OF THE AGREEMENT. Eco Soil Systems and Wilbur Ellis western region will work together to market Eco Soil Systems' soil remediation/microbial inoculation service and nutrient program to golf courses in the western region. Eco Soil Systems agrees to place a mobile laboratory or provide remote tissue analysis by the following dates in the territories covered by the following Wilbur Ellis western region branches:

        *    Chula Vista, CA               October 1, 1992
        *    Pomona, CA                    November 30, 1992
        *    Fresno, CA                    December 15, 1992
        *    Phoenix, AZ                   February 1, 1993

Each mobile laboratory will be equipped with a near infrared spectrometer for grass tissue analysis and other diagnostic and analytical equipment to perform water and soil analysis and to maintain a database on the conditions at each course. Eco Soil Systems will also supply the customer service representative who is responsible for the operation of the mobile laboratory. In addition, Eco Soil Systems will supply the soil remediation/microbial inoculation equipment, liquid nutrient injection systems and aeration equipment that is necessary as customers subscribe to its soil remediation program and/or nutrient programs. Eco Soil Systems will be solely responsible for the proper operation and performance of this equipment. Eco Soil Systems agrees that it will deal exclusively with Wilbur Ellis western region in marketing these products and services during the term of this Agreement and will not market the program independently of Wilbur Ellis western region or seek other distributors, sales agents, etc., in this territory. All products will be private labeled for Wilbur Ellis western region with Wilbur Ellis western region and Eco Soil Systems' name on all bags and containers.

         3. ECO SOIL SYSTEMS' RESPONSIBILITIES:

         3a. MARKETING: Eco Soil Systems agrees to take all reasonable actions to co-market Eco Soil Systems' products and services (hereinafter referred to as the Eco Soil Systems' "program") with Wilbur Ellis western region personnel in the territory shown above. This includes working with Wilbur Ellis personnel in identifying prospective accounts, soliciting customers, presenting and explaining the program, developing formal proposals and cost estimates, and closing sales.

         3b. CUSTOMER SERVICE AND SUPPORT: Eco Soil Systems agrees to take all reasonable steps to provide the service and support the program requires. In each sale that includes a soil remediation/microbial-injection system, Eco Soil Systems will assume complete responsibility and liability for the systems' performance. The soil remediation/microbial inoculation service includes:

                  (1) Equipment (the Hydropro 3000) that automatically maintains a high colony count of beneficial biological products in a closed container and then injects these products into the irrigation water as the water is dispersed out onto the course;

                  (2) Biological products which are dispensed directly into the irrigation system. These products include, but are not limited to, various proprietary microbial strains, oxygenators, and food sources for the microbial strains, and other natural products;

                  (3) Service and maintenance that is required to install the system and keep the system functioning in its normal and intended manner; and

                  (4) A data base that utilizes regular water, soil, and tissue samples so that the performance of the system can be monitored. This data base is updated on a regular basis.

                           Eco Soil Systems agrees to take all reasonable measures to insure that the soil remediation/microbial inoculation system is operating properly.
         These measures include:

                  (a) Initial installation and testing of the equipment to ensure that it is operating properly;

                  (b) Regularly scheduled monthly service calls during which a trained Eco Soil Systems' customer service representative will perform the following tasks:

                           (1) inventory product and monitor product use to
                  ensure that adequate supplies of product are in the holding and mixing tanks of the equipment until the equipment will be serviced again;

                           (2) adjust the rate and mixture of the products that
                  are dispensed by the equipment so that the system performs at an acceptable level and adjusts to changing conditions;

                           (3) perform preventative maintenance on the equipment
                  so that it continues to function normally; and

                           (4) construct and regularly update a data base for
                  the customer based on water, soil, and tissue samples.

                  (c) Perform any emergency maintenance in the event the equipment breaks down and is no longer functioning as intended.

                  All equipment, products, materials, and other supporting items provided to the golf course for use in the soil remediation/microbial inoculation system are the property of Eco Soil Systems. The soil remediation/microbial inoculation contract signed by a golf course is not a lease of equipment but merely and agreement to provide a comprehensive service that includes capital equipment, products and materials. Upon termination of any contract, all such equipment, products and materials will remain the property of Eco Soil Systems.

         3c. NUTRIENT PROGRAM. Eco Soil Systems agrees that its organic granular fertilizers and liquid nutrients will comply in all respects with their specifications (or amendments thereto) at the time of each such delivery. Eco Soil Systems shall not be liable for any consequential damages or for loss, damage or expense directly or indirectly arising from the use of Product, or from any other cause. Any Eco Soil Systems' liability is expressly limited to the replacement of defective product and not for any value added to the material. Every claim on account of defective product or workmanship or for any other cause shall be deemed waived by Eco Soil Systems unless made in writing within 90 days from the date of Wilbur Ellis western region' receipt of product to which such claim relates. This shall be Wilbur Ellis western region' exclusive remedy for breach of warranty. In no event shall Eco Soil Systems be liable for any special, consequential or contingent damages resulting from breach of warranty, delay of performance or any other default hereunder. Eco Soil Systems specifically disclaims any liability for products altered in any way after leaving its control.

         Delivery shall occur and risk of loss shall pass to Wilbur Ellis western region when the products are received at a Wilbur Ellis western region facility. Eco Soil Systems shall not be responsible for any delays or damages in shipment.

         Prescriptions of all fertilizer products will be based on grass tissue samples that are analyzed with a near infrared spectrometer in Eco Soil Systems' mobile laboratories. It will be Eco Soil Systems responsibility to regularly collect these tissue samples, analyze them with the near infrared spectrometer and formulate a prescription of fertilizer products that efficiently supplies the nutrient combinations that are required. Both Wilbur Ellis western region and Eco Soil Systems will work jointly with the superintendent to ensure that fertilizers prescribed are applied as per instructions. Eco Soil Systems shall assume full responsibility and liability for the performance of all liquid nutrient injection systems that are sold or rented by Eco Soil Systems/Wilbur Ellis western region during the term of this Agreement, in conjunction with its nutrient programs. Eco Soil Systems agrees to take all reasonable measures to ensure that the liquid nutrient injection systems are operating properly. These measures include:

                  (A) Initial installation and testing of the equipment to ensure that it is operating properly; and

                  (B) Regularly scheduled monthly service calls during which a trained Eco Soil Systems' customer service representative will perform the following tasks:

                           (1) adjust the rate and mixture of products that are
                  dispensed by the equipment so that the system performs at an acceptable level and adjusts to changing conditions;

                           (2) perform preventative maintenance on the equipment
                  so that it continues to function normally; and

                           (3) perform any emergency maintenance in the event
                  the equipment breaks down and is no longer functioning as intended.

                  Eco Soil Systems will also be responsible for constructing a data base that shows the changing conditions in each course's water, soil and tissue as the program progresses. Copies of this data base will be sent to Wilbur Ellis western region personnel.

         4. WILBUR ELLIS WESTERN REGION RESPONSIBILITIES. Wilbur Ellis western region agrees to the following:

         4a. To purchase certain minimum quantities of product as shown in Exhibit B. Purchases of a particular product that exceed the minimum shown in Exhibit B will compensate for shortfalls against the minimum required purchases of another product.

         4b. To take all reasonable actions to co-market the Eco Soil Systems' program in the territory. This includes:

                  1. Working with Eco Soil Systems' personnel in identifying prospective accounts;

                  2.       Soliciting customers;

                  3.       Making presentations;

                  4.       Developing formal proposals and cost estimates; and

                  5.       Closing sales.

         4c. To be responsible for billing sales of the Products to the end-user (the Customer) and collecting any amounts owed from the Customer.

         4d. To pay Eco Soil Systems for any product purchased no later than 30 days after delivery of the product.

         5. PRICES. Sales prices of Eco Soil Systems products and services to Wilbur Ellis western region and suggested retail selling prices are in Exhibit A attached.

         6. SOIL REMEDIATION/WATER TREATMENT COMMISSIONS. Wilbur Ellis western region will take the following commissions out of the monthly water treatment charge:

                  (1) 10% of the amount billed for the first three months in which the customer incurs a monthly fee; and

                  (2) 20% of the monthly amount billed to the customer thereafter.

         The balance of the monthly water treatment charge will be paid to Eco Soil Systems, Inc. In the event a water treatment customer defaults on their payment obligations to Wilbur Ellis western region, and Wilbur Ellis western region has already remitted to Eco Soil Systems its portion of these charges, then Wilbur Ellis western region reserves the right to offset future payments to Eco Soil Systems in the amount of the charges defaulted on by the water treatment customer.

         7. FERTIGATION/AERATION SALES. Wilbur Ellis western region will earn a commission of 5% on all fertigation and aeration equipment sold by Eco Soil Systems in the territory during the term of this Agreement.

         8. COMPETING PRODUCTS. Wilbur Ellis western region agrees to discontinue carrying all products which directly compete against the products shown in Exhibit A. Directly competing products include, but not limited to, the following granular organic products:

                  Ringer Greens Super 10-2-6
                  Ringer Greens 6-1-3
                  Ringer Turf Restore 10-2-6
                  Sustane 5-2-4

         Competing products also include any foliar nutrients that are expressly designed for turf and that reasonably match those being sold under the Eco Soil program. Wilbur Ellis agrees not to bring in new products to compete with these foliar products or to take existing products and redirect them into the turf market. Existing products that are competitive with Eco Soil products, and that are manufactured by Wilbur Ellis, fall outside of this definition of competing products, providing they are not promoted as substitutes for Eco Soil products.


         9. MANUFACTURING. Eco Soil Systems agrees to purchase all liquid nutrients shown in Appendix A from Wilbur Ellis western region as soon as Wilbur Ellis western region can demonstrate that products manufactured by Wilbur Ellis western region are of a similar quality and perform in a similar fashion to the existing liquids in Eco Soil Systems' product line. Eco Soil Systems will have no obligation to purchase these liquid nutrients if the cost to Eco Soil Systems exceeds the cost which Eco Soil Systems presently pays to it suppliers or if such purchase violates its existing agreements with its suppliers. As of the date of this Agreement, Eco Soil Systems, to the best of its knowledge, has no agreements with its suppliers that would preclude it from purchasing liquid nutrients from Wilbur Ellis western region. Eco Soil Systems agrees to work with Wilbur Ellis western region to assist it in formulating and manufacturing product to the extent that this does not violate terms of its existing agreements with suppliers. Eco Soil Systems agrees to sell all products manufactured by Wilbur Ellis western region back to Wilbur Ellis western region at prices which allow Wilbur Ellis western region a minimum 33% mark-up, which equates to a 25% gross margin.

         10. TERMINATION. The parties recognize that prompt and full compliance with the terms of this Agreement are essential, and the failure to perform hereunder may be deemed a material breach of this Agreement creating in the non-breaching party the right to treat the Agreement in default. Upon such default and after sixty (60) days notice of default and the failure of the defaulting party to remedy the default within such period, this Agreement may be deemed terminated by the non-defaulting party, such party then having the right to pursue such further remedies as it may deem appropriate, at law or otherwise.

         In the event of termination, this Agreement shall remain applicable to any order for Product which Wilbur Ellis western region has previously placed and which has been accepted by Eco Soil Systems, Inc.

         In the event of termination of this Agreement, Wilbur Ellis western region shall promptly return to Eco Soil Systems all samples, descriptive literature, or other materials pertaining to Products then remaining in its possession.

         11. MUTUAL PERFORMANCE.

         11a. Non-disclosure. Each party, recognizing that it or its agents or employees may obtain knowledge of confidential matters, trade secrets, and techniques or other expertise developed by the other, agrees that it will take all reasonable steps, at its sole expense, to protect said confidential information, and that no party will divulge said confidential information at any time, other than disclosures contemplated by the terms for this Agreement, without prior written consent of the other party.

         11b. Results. Each party agrees to promptly make available to one another any and all results in development and experimentation with the Products and further agrees not to publish the other party's results without first having obtained written approval of the party providing the results, which shall not be unreasonably withheld.

         11c. Representatives of Warranties. Each of the parties hereto represents and warrants as follows:

                  (1) It is duly organized and existing and in good standing under applicable state law, and has the requisite authority to own or operate its properties and assets, and to carry on its business as presently conducted. Further, it is qualified to do business in California and in each jurisdiction where failure to be qualified could materially and adversely affect its business or financial condition.

                  (2) It has all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement, including all appendices hereto.

                  (3) All corporate actions on the part of the party, its directors, stockholders or partners necessary for performance of its obligations hereunder, have been duly and validly taken.

                  (4) The Agreement constitutes a valid and binding obligation, enforceable in accordance with its terms, as to the party.

                  (5) It is not, and will not, by entering into and performing this Agreement and the obligations contemplated herein, be in violation of any term of its charter documents, or in any material respect be in violation of or in default as to any other agreement, judgement or decree by which it is bound, and to the best of its knowledge is not, and will not by entering into and performing this Agreement, be in violation of any applicable order, statute, rule or regulation.

         12. MISCELLANEOUS PROVISIONS.

         12a. Notices. Any and all notices provided herein shall be in writing and delivered personally or sent by registered or certified mail with return receipt requested, and confirmed by telegraph, telex or telefax to the other party at the address hereinabove set forth, or at such other address as shall be designated from time to time by the parties. Notice shall be deemed to be effective upon personal service or transmittal of telegraph, telex or telefax or upon the date of receipt indicated on the postal proof of delivery, whichever date is earlier.

         12b. Amendments. This instrument contains all of the agreements, understanding, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing and signed by both parties.

         12c. Authority to Enter into the Agreement. Each of the parties represents that it has full power and authority to enter into this Agreement.

         12d. Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         12e. Separability. Each of the terms of the Agreement is exclusive and the invalidity of one or more terms shall not void or make voidable any other terms of the Agreement.

         12f. Costs of Default. The parties agree that in the event of a default of a term or condition of this Agreement, the defaulting party shall be liable for reasonable attorneys fees and costs in the event of engagement of legal counsel to represent the non-defaulting party's interests.

         12g. Integration. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representation or agreements among the parties in connection with the subject matter hereof except as set forth or referred to herein.

         12h. Binding Effect and Assignment. This Agreement shall inure to the benefit of and bind the parties' successors, assigns, transferee, heirs and personal representatives.

         12i. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         12j. Force Majeure. The obligations of either party hereunder shall be excused by reason of fire, explosion, or flood, or other actions of the elements, strikes, labor disputes however caused, accidents, acts of public enemies, lawful rules and regulations or order of any court or any civil or military authority, loss or shortage of raw materials, supplies or energy sources or failure of usual means of supply and other causes beyond the reasonable control of any of the parties.

         In the event that any of the parties is prevented by any of the contingencies of the type set forth is this subparagraph, said party shall be free of all liability as would otherwise be determined by the requirements of this Agreement, but only for so long as the circumstances for force majeure exist. For any causes whatsoever, whether or not beyond the control of Wilbur Ellis western region or Eco Soil Systems, liability of either for failure or delay in performance shall not include consequential damages.

         12k. Disclaimer of Agency. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party in any matter.

         12l. Interpretation. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, the state in which this Agreement is accepted.

         12m. Assignment. The rights and obligations under this Agreement may not be assigned by either party to any person, firm or corporation without the prior written consent of the other party first obtained. Any attempted assignment without such other party's consent shall be null and void. Except as limited by the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         12n. Headings. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

         12o. Time of Essence. Time is of the essence in this Agreement an the failure of either party to promptly pay when due any and all payments, or perform any and all obligations required herein, may be treated by the other party as a material breach of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in San Diego, California, on the date above appearing.

ECO SOIL SYSTEMS, INC.                   WILBUR ELLIS COMPANY - WESTERN REGION
10890 THORNMINT ROAD, STE. 200           320 CALIFORNIA STREET
SAN DIEGO, CA 92127                      SAN FRANCISCO, CA 94104

/s/ William B. Adams                     /s/ Frank L. Saviez
-----------------------                  ----------------------------
WILLIAM B. ADAMS                         FRANK L. SAVIEZ
CHAIRMAN OF THE BOARD AND                VICE PRESIDENT
CHIEF EXECUTIVE OFFICER                  WILBUR-ELLIS COMPANY
                                         P.O. BOX 1286
                                         FRESNO, CA 93715



                                    APPENDIX


NORTHERN CALIFORNIA
                                   TOTAL UNITS          COST          TOTAL $ (IN 000'S)

0-0-34                             125 tons          $430.00/Ton           $54.0
6-2-12                             100 tons          $550.00/Ton           $55.0
10-2-12                            100 tons          $550.00/Ton           $55.0
Fertigation Liquids                5000 gals         $7.00/Gallon          $35.0
Greens & Tees Liquids              11000 gals        $11.00/Gallon         $121.0

                                                                           $320.0

LOS ANGELES

0-0-34                             258 tons          $430.00/Ton           $111.0
6-2-12                             188 tons          $550.00/Ton           $103.0
Fertigation Liquids                16,000 gals       $7.00/Gallon          $112.0
Greens & Tees Liquids              16,000 gals       $11.00/Gallon         $176.0

                                                                           $502.0
SAN DIEGO

0-0-34                             230 tons          $430.00/Ton           $99.0
6-2-12                             188 tons          $550.00/Ton           $103.0
Fertigation Liquids                18,000 gals       $7.00/Gallon          $126.0
Greens & Tees Liquids              16,000 gals       $11.00/Gallon         $176.0

                                                                           $504.0

ARIZONA

0-0-34                             88 tons            $430.00/Ton           $38.0
6-2-12                             66 tons            $550.00/Ton           $36.0
Fertigation Liquids                6000 gals          $7.00/Gallon          $42.0
Greens & Tees Liquids              10,000 gals        $11.00/Gallon         $110.0

                                                                            $226.0

GRAND TOTAL WESTERN REGION                                                  $1,552.0




                      WILBUR-ELLIS COMPANY/WESTERN DIVISION
                              2803 S. CEDAR AVENUE
                                FRESNO, CA 93725
                                  P.O. BOX 1286
                                FRESNO, CA 93715
                              PHONE: (209) 442-1220
                               FAX: (209) 442-4089


                                  July 26, 1995

Mr. William B. Adams
ECO Soil Systems
10890 Thornmint Road, Suite 200
San Diego, CA 92127

         RE:      MARKETING AGREEMENT FOR LINK NUTRIENT LINE

Dear Bill:

         The future for both Wilbur-Ellis and ECO Soil Systems lies in our ability to generate needed revenues required to run our respective businesses. The following marketing agreement is designed to jointly address the needs of both companies with regard to the LINK Nutrient Line and a modified Tee to Green program for northern California. The goal of the agreement set forth below is to streamline our combined businesses and allow for the strengths of both companies to grow.

         1. Letter Agreement. Upon your execution on the last page, this letter will constitute a marketing agreement (the "Agreement") between ECO Soil Systems, Inc. ("Eco") of San Diego and Wilbur-Ellis Company ("Wilbur-Ellis") operating through its Western Division headquartered in Fresno, California. This Agreement will begin on the date of your signature, subject to the requirement that you return a fully executed copy of this Agreement to the undersigned within three (3) days after the date you sign it and subject to the further requirement that the date of your signature be not more than ten (10) days after the date it has been signed by Wilbur-Ellis. This Agreement shall continue until terminated in accordance with the terms set forth below.

         2. Liquid Nutrient Line.

                  (a) Product. Wilbur-Ellis will formulate all Eco liquid plant nutrients which are currently distributed by the retail personnel of Wilbur-Ellis. This new Wilbur-Ellis line of products will be named "LINK." The LINK line shall initially consist of the products, copies of the labels for which are attached and collectively marked Addendum 1. At Eco's written request and written acceptance thereof by Wilbur-Ellis, Wilbur-Ellis will also formulate liquid plant nutrient products for Eco under Eco's current label and brand identification for sale outside of Wilbur-Ellis' current sphere of influence.

                  (b) Formulas. The parties agree that the formulas and ingredients for the initial line of LINK products shall be those set forth in the sheets collectively attached hereto as Addendum 2. Wilbur-Ellis and Eco shall report, and cause their respective personnel to report, any problems regarding formulas or formulation to Wilbur-Ellis in Fresno as soon as possible for analysis by Wilbur-Ellis.

                  (c) Labels. Wilbur-Ellis shall be responsible for the accuracy of labels and the registration of all products carrying the LINK name. Eco shall be responsible for the accuracy of all labels and the registration of all products carrying the Eco brand. Eco shall also be responsible for the supply of Eco labels to Wilbur-Ellis if Wilbur-Ellis formulates the Eco brand for Eco.

                  (d) Price. Wilbur-Ellis will suggest the retail price for all LINK products. Addendum 3 attached hereto sets forth such initial suggested retail prices for LINK products initially covered by this Agreement. Wilbur-Ellis will pay to Eco a commission on all pull-through sales of LINK products. The initial amount of such commission on each LINK product initially covered by this Agreement is set forth on Addendum 4. Wilbur-Ellis will pay such commissions to Eco within ten (10) days after the end of each calendar quarter during the term of this Agreement. If Wilbur-Ellis manufactures branded nutrient products for Eco for sales by Eco under Eco's label or under the label of a third party outside the retail arena of Wilbur-Ellis, Eco agrees to pay to Wilbur-Ellis a price equal to Wilbur-Ellis' internal transfer price. The internal transfer price of Wilbur-Ellis for the initial products within the LINK line are set forth on Addendum 5 to this Agreement. Addendum 5 also sets forth certain additional terms with respect to such transactions, which terms are incorporated into this Agreement. As noted within Addendum 5, Eco shall pay such internal transfer price to Wilbur-Ellis within thirty (30) days after billing by Wilbur-Ellis.

         3. Modified Tee to Green Program.

                  (a) Description. Commencing with the effective date of this Agreement, Wilbur-Ellis will offer a modified Tee to Green program in the State of California, north of the Tehachapi mountains (the "Modified Tee to Green Program"). The participation of the parties in the Modified Tee to Green Program described in this Agreement differs from the participation of the parties in the previous Tee to Green program.

                  (b) Wilbur-Ellis Participation in Modified Tee to Green Program. Under the Modified Tee to Green Program, Wilbur-Ellis shall:

                           (i) Solicit Modified Tee to Green Program customers within the geographical area of such Program;

                           (ii) Collect, dry and ship, via overnight mail, tissue samples with work orders to Eco on a quarterly basis;

                           (iii) Suggest the retail price and/or nutrient program and be responsible for the participation levels of retail customers;

                           (iv) Make quarterly recommendations to retail customers;

                           (v) Feature LINK brand nutrients and Eco brand organic granules in their quarterly recommendations;

                           (vi) Supply Eco with a monthly readout of LINK brand liquid materials pulled through the system; and

                           (vii) Pay to Eco within ten (10) days after the end of each calendar quarter covered by the terms of this Agreement a commission on all LINK brand liquid materials pulled through the system based initially on Addendum 4 hereto and, thereafter, on such commission as may be agreed upon between the parties on an annual basis as set forth below.

                  (c) Eco's Participation in Modified Tee to Green Program. Under the Modified Tee to Green Program, Eco shall:

                           (i) Run all tissue samples received from Wilbur-Ellis immediately;

                           (ii) Fax and/or mail hard copies to Wilbur-Ellis in Fresno of the results of such tissue sample runs referred to above without delay; and

                           (iii) Bill to Wilbur-Ellis, on a monthly basis, $10.00 for each tissue sample run, utilizing work orders to detail the actual branch participating, which amounts Wilbur-Ellis agrees to pay to Eco within ten (10) days of receiving the bills therefor.

                  (d) Potential Addition of Southern California at Later Date. Provided the parties enter into a written and signed addendum to this Agreement to do so, the Modified Tee to Green Program may be instituted for the State of California south of the Tehachapi mountains at a later time.

         4. Renewal and Termination of Agreement.

                  (a) Initial Term and Renewal. This Agreement shall have an initial term which begins on the date described in Paragraph 1 above, and which terminates on December 31, 1995. This Agreement shall continue for calendar year0 1996 if, prior to the end of 1995 the parties agree upon the following items for such calendar year 1996:

                           (i) The products constituting the LINK product line, whether different from or the same as the products described in Paragraph 2(a) above;

                           (ii) The formulas for and ingredients within the products constituting the LINK product line, whether different from or the same as those described in Paragraph 2(b);

                           (iii) The commissions and internal transfer prices for LINK and Eco products, whether the same as or different from those described in Paragraph 2(d) above;

                           (iv) The commission on LINK brand liquid materials pulled through the system under the Modified Tee to Green Program, whether different from or the same as that described in Paragraph 3(b)(7) above; and

                           (v) Any new or changed obligations of the parties or features of the Modified Tee to Green Program described above.

                           If there are no changes to the terms of this Agreement for calendar year 1996, this Agreement shall, nonetheless, not renew unless the parties execute a writing to that effect prior to the end of 1995. This Agreement may be renewed on a calendar year basis for calendar years after 1996, provided it is renewed in the same fashion as required for calendar year 1996.

                  (b) Modifications Prior to Year End. Modifications of any of the terms of this Agreement may be made prior to the end of a calendar year, but shall only be effective if executed in writing by both parties.

                  (c) Continuing Payment Obligation. The termination of this Agreement at the end of a calendar year or otherwise shall not, however, relieve any party of obligations for payment or otherwise which have accrued under this Agreement prior to its termination.

                  (d) Breach. This Agreement may be terminated by either party for the material breach of the terms hereof by the other party, provided the non-breaching party has given notice to the breaching party of the items constituting the breach and the breaching party has not cured those items within thirty (30) days after the notice is given. In the event of such termination, the non-breaching party must give written notice of termination after the expiration of the period to cure the items constituting the breach. This Agreement may also be terminated by either party immediately upon the insolvency or assignment for the benefit of creditors of the other party.

         5. Miscellaneous.

                  (a) Assignment. This Agreement and the rights and obligations hereunder may be assigned by either party hereto, and such party may delegate its duties hereunder, provided that such assignment or delegation shall not relieve the assigning or delegating party of its obligations hereunder.

                  (b) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

                  (c) Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           If to Wilbur-Ellis, to:

                           Wilbur-Ellis Company/Western Division
                           2903 S. Cedar Avenue
                           Fresno, CA 9 3725
                           (P.O. Box 1286, Fresno, CA  93715)
                           FAX:  209-442-4089

                           If to Eco, to:

                           Eco Soil Systems
                           10890 Thornmint Road, Suite 200
                           San Diego, CA  92127
                           FAX:  619-675-1662

         Executed by the parties at the places and on the dates set forth below:

                                        "WILBUR-ELLIS"
                                        Wilbur-Ellis Company



Fresno, California                      By /s/ Gary Dutto
July 26, 1995                             Gary Dutto
                                          Western Division Manager


Accepted and agreed to this 15th day of August, 1995, at San Diego, California.

                                        "ECO"

                                        Eco Soil Systems, Inc.



                                        By /s/ William B. Adams
                                          William B. Adams
                                          Chief Executive Officer